EXHIBIT 21.1

SmartFinancial, Inc.

List of Subsidiaries

Name of Subsidiary        State of Incorporation

SmartBank          Tennessee
        Smart Investments Management       Tennessee
        Smartholdings I, LLC        Tennessee
        Smartholdings II, LLC        Tennessee